SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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September 20, 2011

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Wednesday, October 26, 2011, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of our Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On October 26, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abaxis, Inc., a California corporation (the “Company”). The meeting will be held on Wednesday, October 26, 2011, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587, for the following purposes:

1.      To elect our six nominees for director to serve for the ensuing year and until their successors are elected and qualified.

2.      To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.      To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.

4.      To ratify the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is August 31, 2011. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to
Be Held on Wednesday, October 26, 2011, at 10:00 a.m., Pacific time, at our offices, located at
3240 Whipple Road, Union City, California 94587.

The proxy statement and annual report to shareholders are
available at http://investor.abaxis.com/.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Secretary

Union City, California
September 20, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
October 26, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Abaxis, Inc., a California corporation (referred to as the “Company” or “Abaxis”), is soliciting your proxy to vote at the 2011 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 20, 2011 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, October 26, 2011, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587. Directions to the annual meeting may be found at www.abaxis.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on August 31, 2011 will be entitled to vote at the annual meeting. On this record date, there were 21,944,140 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on August 31, 2011 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 31, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

—	Election of six directors;

—	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

—	Advisory indication of the preferred frequency of shareholder advisory notes on the compensation of the Company’s named executive officers; and

—	Ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

—	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE, (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central time on October 26, 2011 to be counted.

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To vote on the Internet, go to http://www.investorvote.com/ABAX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central time on October 26, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet if instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon other than the election of directors, you have one vote for each share of common stock you own as of August 31, 2011. For the election of directors, cumulative voting is available. Under cumulative voting, you would have six votes for each share of common stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” the advisory approval of executive compensation, for “One Year” as the preferred frequency of advisory votes to approve executive compensation and “For” the ratification of the appointment of Burr Pilger Mayer, Inc. as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2012. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card or his replacement) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Alliance Advisors LLC, 200 Broadacres Drive, Third Floor, Bloomfield, New Jersey 07003 (“Alliance”) may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Alliance will be paid its customary fee of approximately $10,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

—	You may submit another properly completed proxy card with a later date.

—	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587.

—	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 23, 2012, to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587. You are also advised to review the Company’s Bylaws, which contain additional requirements for advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes; with respect to the proposal regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

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Proposal No. 1: For the election of directors, the six nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Abstentions and broker non-votes will have no effect.

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Proposal No. 2: Advisory approval of the compensation of the Company’s named executive officers will be considered to have been obtained if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect.

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Proposal No. 3: For the advisory vote on the frequency of shareholder advisory votes on executive compensation, the frequency receiving votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the shareholders. Abstentions and broker non-votes will have no effect. The Board of Directors and the Compensation Committee value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board of Directors will consider the shareholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of the shareholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board of Directors.

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Proposal No. 4: To be approved, Proposal No. 4 ratifying the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as independent registered public accounting firm for the fiscal year ending March 31, 2012 must receive “For” votes from the holders of a majority of shares present either in person or by proxy and voting. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 21,944,140 shares outstanding and entitled to vote. Thus, the holders of 10,972,071 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Votes for and against, abstentions and “broker non-votes” will each be counted as present for the purposes of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at http://investor.abaxis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The authorized number of directors currently constituting the Company’s Board of Directors is seven, which authorized number will decrease to six immediately prior to the annual meeting. Except as described below, all of the Company’s current directors are to be elected for the ensuing year and will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. Dr. Ernest Tucker III, M.D. will not be standing for re-election. The Board of Directors wishes to express its sincere gratitude for Dr. Tucker’s many years of service on the Board of Directors. Proxies cannot be voted for a greater number of persons than the six nominees named in this Proposal 1. Each of the nominees listed below, except for Vernon E. Altman, is currently a director of the Company who was previously elected by the shareholders. Mr. Altman was appointed to the Company’s Board of Directors by the Board of Directors’ Nominating and Corporate Governance Committee. It is the Company’s policy to strongly encourage nominees for directors to attend the Annual Meeting. All of the Company’s directors attended the 2010 Annual Meeting of Shareholders.

The candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. The persons named in the accompanying proxy will vote the shares represented thereby for the nominees named below, but may cumulate the votes for less than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The nominees for election to the Board of Directors at the 2011 Annual Meeting are Clinton H. Severson, Vernon E. Altman, Richard J. Bastiani, Ph.D., Michael D. Casey, Henk J. Evenhuis and Prithipal Singh, Ph.D. Please see “Directors and Executive Officers of the Company” below for information concerning the nominees.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

Although abstentions and broker “non-votes” will each be counted as present for purposes of determining a quorum, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board of Directors may designate. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning the Company’s executive officers and directors as of August 31, 2011.

Name	Age	Title
Clinton H. Severson	63	Chairman of the Board, President and Chief Executive Officer
Vernon E. Altman(1)	66	Director
Richard J. Bastiani, Ph.D.(1)(2)(3)	68	Director
Michael D. Casey(1)(2)(3)	65	Director
Henk J. Evenhuis(1)(3)	68	Director
Prithipal Singh, Ph.D.(1)(2)(3)	72	Director
Ernest S. Tucker, III, M.D.(1)(3)	78	Director
Alberto R. Santa Ines	64	Chief Financial Officer and Vice President of Finance
Kenneth P. Aron, Ph.D.	58	Chief Technology Officer
Donald P. Wood	59	Chief Operations Officer
Vladimir E. Ostoich, Ph.D.	66	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Founder
Martin V. Mulroy	50	Vice President of Animal Health Sales and Marketing for North America
Brenton G.A. Hanlon	65	Vice President of Medical Sales and Marketing for North America
Achim Henkel	53	Managing Director of Abaxis Europe GmbH
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as the Company’s President, Chief Executive Officer and one of our directors since June 1996. He was appointed Chairman of the Board in May 1998. Since June 2011, Mr. Severson served on the Board of Directors of Response Biomedical Corporation (CDNX: RBM). Since November 2008, Mr. Severson served on the Board of Directors of Trinity Biotech (Nasdaq: TRIB), a biotechnology company. Since November 2006, Mr. Severson served on the Board of Directors of CytoCore, Inc. (OTCBB: CYOE.OB), a biotechnology company. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostic company. Mr. Severson is also a member of the board of directors of a privately-held company. Mr. Severson was selected as a director because of his in-depth knowledge of the Company’s operations, financial condition and strategy in his position as the Company’s President and Chief Executive Officer, as well as his extensive senior management experience in medical diagnostics and experience serving on the boards of various public and private companies.

Vernon E. Altman joined the Board of Directors in April 2011. Mr. Altman joined the founding group to start Bain & Company, a global business consulting firm, in 1973 and is currently Senior Advisor of Bain & Company. Mr. Altman is Chairman of the Board of Directors of Vobile, Inc., a company focused on content protection and monetization for media companies and other digital media stakeholders. He also served on the Board of Directors of Napster, Inc. prior to its acquisition. Mr. Altman was selected to serve as director because of his vast array of experiences in many different industry segments, including operational, executive leadership and board experience.

Richard J. Bastiani, Ph.D. joined the Board of Directors in September 1995. Dr. Bastiani is currently retired and serves as Chairman of the Board of Directors of Response Biomedical Corporation (CDNX: RBM). From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation (Nasdaq: IDBE), after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani was President of Dendreon (Nasdaq: DNDN), a biotechnology company, from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995. Dr. Bastiani is also a member of the board of directors of two privately-held companies. Dr. Bastiani was selected as a director because of his extensive leadership experience in biotechnology companies and his in-depth knowledge of the Company’s business, strategy and management team, as well as his experience serving as Chairman of the Compensation Committee and on the boards of various public and private companies.

Michael D. Casey joined the Board of Directors in October 2010. Mr. Casey is currently retired. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. (NYSE: SHP). In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey has served on the Board of Directors of Celgene Corporation (Nasdaq: CELG) since 2002 and Durect Corp. (Nasdaq: DRRX) since 2004. Mr. Casey previously served on the Board of Directors of AVI Biopharma, Inc. (Nasdaq: AVII) from 2006 to 2010, Allos Therapeutics, Inc. (Nasdaq: ALTH) from 2002 to 2010, Cholestech Corporation (Nasdaq: CTEC) from 2001 to 2007, OrthoLogic Corporation (Nasdaq: OLGC) from 2004 to 2007, Sicor, Inc. (Nasdaq: SCRI) from 2002 to 2004 and Bone Care International, Inc. (Nasdaq: BCII) from 2001 to 2005. Mr. Casey was selected to serve as director because of his extensive industry knowledge and experience, including operational, leadership and board experience from his executive positions at pharmaceutical/biotechnology companies.

Henk J. Evenhuis joined the Board of Directors in November 2002. Mr. Evenhuis is currently retired. He served on the Board of Directors of Credence Systems Corporation (Nasdaq: CMOS), a semiconductor equipment manufacturer, from 1993 to 2008. Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (NYSE: FIC), a global provider of analytic software products to the financial services, insurance and health care industries from October 1999 to October 2002. From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer. Mr. Evenhuis was selected as a director because of his financial expertise and prior senior leadership experience as a Chief Financial Officer at global technology companies, as well as his experience serving on the boards of various public companies, which provides a strong foundation to serve as Chairman of the Audit Committee.

Prithipal Singh, Ph.D. joined the Board of Directors in June 1992. Prior to retiring, Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc. (Pink Sheets: CMTR) from 1988 to 1998. Prior to this, Dr. Singh was an Executive Vice President of Idetec Corporation from 1985 to 1988 and a Vice President of Syva Corporation from 1977 to 1985. Dr. Singh was selected as a director because of his insight and experience in biotechnology companies through his prior executive leadership and management positions.

Ernest S. Tucker, III, M.D. joined the Board of Directors in September 1995. Dr. Tucker currently serves as a self-employed healthcare consultant after having retired as Chief Compliance Officer for Scripps Health in San Diego in September 2000, a position that he assumed in April 1998. Dr. Tucker was Chairman of Pathology at Scripps Clinic and Research Foundation from 1992 to 1998 and Chairman of Pathology at California Pacific Medical Center in San Francisco from 1989 to 1992. Dr. Tucker was selected as a director because of his prior leadership and management experience and in-depth knowledge in the medical profession and his experience serving on the boards of various hospitals, colleges and foundations.

Alberto R. Santa Ines has served as the Company’s Chief Financial Officer and Vice President of Finance since April 2002. Mr. Santa Ines joined us in February 2000 as Finance Manager. In April 2001, Mr. Santa Ines was promoted to Interim Chief Financial Officer and Director of Finance, and in April 2002, he was promoted to his current position. From March 1998 to January 2000, Mr. Santa Ines was a self-employed consultant to several companies. From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil (Pink Sheets: USIL), a semiconductor company. From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer.

Kenneth P. Aron, Ph.D. has served as the Company’s Chief Technology Officer since April 2008. Dr. Aron joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals (Nasdaq: INCY), a genomic information company. From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation (Nasdaq: CGCP), a manufacturer of laser-based cardiology surgical products.

Donald P. Wood has served as the Company’s Chief Operations Officer since April 2009. Mr. Wood joined us in October 2007 as Vice President of Operations. From April 2003 to September 2007, Mr. Wood was the Vice President of Operations of Cholestech Corporation (Nasdaq: CTEC), a medical products manufacturing company that was subsequently acquired by Inverness Medical Innovations, Inc. in September 2007. From July 2001 to March 2003, Mr. Wood served as Vice President of Bone Health, a business unit of Quidel Corporation, a manufacturing and marketer of point-of-care diagnostics, and was responsible for Bone Health Product Operations, Device Research and Development, and Sales and Marketing. He also served as Quidel’s Vice President of Ultrasound Operations from August 1999 to July 2001. Prior to joining Quidel, Mr. Wood was the Director of Ultrasound Operations for Metra Biosystems Inc., a developer and manufacturing company of point-of-care products for osteoporosis, from July 1998 to August 1999 prior to Quidel’s acquisition of Metra Biosystems Inc.

Vladimir E. Ostoich, Ph.D., one of the Company’s co-founders, is currently the Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim. Dr. Ostoich has served as Vice President in various capacities at the Company since inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

Martin V. Mulroy has served as the Company’s Vice President of Animal Health Sales and Marketing for North America since May 2006. Mr. Mulroy joined us in November 1997 as the Northeast Regional Sales Manager. He was promoted to Eastern Area Director of Sales in December 1998 and, in January 2005, he was promoted to National Sales Director for the Domestic Veterinary market. From March 1996 to November 1997, Mr. Mulroy was Regional Sales Manager for BioCircuits Inc., an immunoassay company in the medical market. Mr. Mulroy was Regional Sales Manager from 1990 to 1992 and Field Operations Manager from 1992 to 1995 for MAST Immunosystems Inc., a privately-held medical diagnostic company.

Brenton G.A. Hanlon has served as the Company’s Vice President of Medical Sales and Marketing for North America since September 2009. Mr. Hanlon served on our Board of Directors from November 1996 through August 2009. From January 2001 to August 2009, Mr. Hanlon was President and Chief Executive Officer of Hitachi Chemical Diagnostics, a manufacturer of in vitro allergy diagnostic products. Concurrently, from December 1996 to August 2009, Mr. Hanlon was also President and Chief Operating Officer of Tri-Continent Scientific, a subsidiary of Hitachi Chemical, specializing in liquid-handling products and instrument components for the medical diagnostics and biotechnology industries. From 1989 to December 1996, Mr. Hanlon was Vice President and General Manager of Tri-Continent Scientific. Mr. Hanlon serves on the board of directors of a privately-held company.

Achim Henkel has served as the Managing Director of the Company’s subsidiary, Abaxis Europe GmbH, since its incorporation in 2008. Mr. Henkel joined us in January 1998 as a consultant to build a European distribution network. From January 2000 to June 2008, Mr. Henkel was Sales and Marketing Manager for Europe, the Middle East and Africa. From October 1996 to December 1997, Mr. Henkel was a self-employed consultant to several companies. From January 1988 to September 1996, Mr. Henkel held a number of positions with Syva Diagnostics Germany, including as National Sales Manager from 1991 until Syva was acquired by a subsidiary of Hoechst AG in 1995. From 1982 to 1987, Mr. Henkel was regional sales manager for Hoechst AG, a German pharmaceutical company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that each of the following persons are independent within the meaning of the applicable Nasdaq listing standards: Mr. Altman, Dr. Bastiani, Mr. Casey, Mr. Evenhuis, Dr. Singh and Dr. Tucker. In making this determination, the Board found that none of these current directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. There are no family relationships among any of the Company’s directors or officers.

BOARD LEADERSHIP STRUCTURE

The Company’s Board of Directors is currently chaired by Mr. Severson, the Company’s President and Chief Executive Officer. The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company, as is the case with Mr. Severson, who has served as the Company’s President, Chief Executive Officer and a director since June 1996. The Company believes that maintaining independence of the Board as a whole is important to ensure the effective independent functioning of the Board in its oversight responsibilities. As such, while the Company does not have a lead independent director, each of the Company’s directors, other than Mr. Severson, is independent.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. Management is responsible for identifying risk and risk controls related to business activities. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces, and how the Company is seeking to control such risks. The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met six times during the fiscal year ended March 31, 2011. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except for Dr. Tucker.

As required under applicable Nasdaq listing standards, in fiscal 2011, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2011 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Clinton H. Severson	—	—	—
Vernon E. Altman(1)	—	—	—
Michael D. Casey	X	X	X
Richard J. Bastiani, Ph.D.	X	X*	X
Henk J. Evenhuis	X*	X	X
Prithipal Singh, Ph.D.	X	X	X*
Ernest S. Tucker, III, M.D.	X	X	X
Total meetings in fiscal 2011(2)	5	2	0
_________________________

*	Committee Chairperson
(1)	Mr. Altman joined the Board of Directors in fiscal 2012. When Mr. Altman joined, the Board reconstituted its committees as noted below.
(2)	In addition, the Compensation Committee and Nominating and Corporate Governance Committee meet in the context of meetings of the full Board of Directors, as described below.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee reviews and monitors the Company’s corporate financial reporting and external audits, including, among other things, the Company’s control functions, the results and scope of the annual audit and other services provided by the independent registered public accountants and the Company’s compliance with legal matters that have a significant impact on its financial reports. Among other things, the Audit Committee:

—	evaluates the performance of and assesses the qualifications of the independent auditors;

—	determines and approves the engagement of the independent auditors;

—	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

—	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

—	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

—	reviews and approves transactions between the company and any related persons;

—	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

—
establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

—
meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of six directors: Mr. Evenhuis, Mr. Altman, Dr. Bastiani, Mr. Casey, Dr. Singh and Dr. Tucker. Mr. Evenhuis serves as Chairman of the Audit Committee. For additional information about the Audit Committee, see “Report of the Audit Committee of the Board of Directors” below. The Audit Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Board of Directors annually reviews the Nasdaq Stock Market, or Nasdaq, listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (based on the requirements for independence set forth in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Securities and Exchange Commission (“SEC”), regulations require the Company to disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee. The Board of Directors has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Evenhuis’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Director1

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. In the fiscal year ended March 31, 2011, Burr Pilger Mayer, Inc. was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles. Burr Pilger Mayer, Inc. has acted in such capacity since its appointment on August 25, 2005.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2011 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has met with Burr Pilger Mayer, Inc., with and without management present, to discuss the overall scope and results of Burr Pilger Mayer, Inc.’s audit and review procedures, and the overall quality of its financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

THE AUDIT COMMITTEE

Henk J. Evenhuis, Chairman
Vernon E. Altman
Richard J. Bastiani, Ph.D.
Michael D. Casey
Prithipal Singh, Ph.D.
Ernest S. Tucker, III, M.D.
_____________________________
1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Bastiani, Mr. Casey and Dr. Singh. All current members of the Compensation Committee are non-employee members of the Company’s Board of Directors and are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). From time to time, the Compensation Committee meets jointly with the Board of Directors and although we consider these joint meetings as Compensation Committee meetings as well as Board of Directors meetings, the directors are not compensated for these Compensation Committee meetings as separate meetings. The Compensation Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com. For additional information about the Compensation Committee, see “Compensation Committee Report” and “Executive Compensation.”

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the Company’s compensation strategy, policies, plans and programs and all forms of compensation to be provided to the Company’s executive officers and directors, including among other things:

—
development or review and approval of corporate and individual performance objectives relevant to the compensation of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

—
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers; and

—	development or review and approval of incentive-based or equity-based compensation plans in which the Company’s executive officers and employees participate.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee. For information with respect to related-person transactions involving members of the Compensation Committee, see “Transactions with Related Persons.”

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the disclosures in the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D., Chair
Michael D. Casey
Prithipal Singh, Ph.D.
_____________________________
2 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Dr. Bastiani, Mr. Evenhuis, Mr. Casey, Dr. Singh and Dr. Tucker. Each of the members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). From time to time, the Nominating and Corporate Governance Committee meets jointly with the Board of Directors and although we consider these joint meetings as Nominating and Corporate Governance Committee meetings as well as Board of Directors meetings, the directors are not compensated for these Nominating and Corporate Governance Committee meetings as separate meetings. The Nominating and Corporate Governance Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Nominating and Corporate Governance Committee reviews the results of the evaluation of the Board of Directors and its committees, and the needs of the Board of Directors for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board of Directors for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of the Company’s bylaws consistent with these procedures. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to the secretary of the Company. To be timely, a shareholder nomination for a director to be elected at an annual meeting shall be received at the Company’s principal executive offices not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee does not have a policy regarding diversity. Diversity is one of a number of factors that the committee takes into account in identifying nominees, and the committee believes that it is essential that Board members represent diverse viewpoints.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board or any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Mr. Alberto R. Santa Ines, Chief Financial Officer and Secretary
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: investors@abaxis.com

The Compliance Officer shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Compliance Officer in consultation with the Company’s legal counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Compliance Officer shall relay all communications to directors absent safety or security issues.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted the Abaxis, Inc. Code of Business Conduct and Ethics that applies to all of the Company’s executive officers, directors and employees, including without limitation the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.abaxis.com under “Investor Relations” at “Corporate Governance.” If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s shareholders are now entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in detail in the Compensation Discussion and Analysis, we believe that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our compensation peer group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks. Our Compensation Committee believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Below are some of the highlights of the Company’s performance for fiscal 2011:

•
Gross profit in fiscal 2011 was $79.8 million, the highest in the Company’s history and representing an increase of 11%, or $7.7 million, as compared to fiscal 2010. Our gross profit has steadily increased every year since fiscal 2001, in which gross profit was $13.2 million.

•
Revenues of $143.7 million for fiscal 2011, the highest in the Company’s history and representing an increase of 15% year-over-year. Our revenues have steadily increased every year since fiscal 2003, in which revenues were $34.8 million.

•	Veterinary market sales of $108.4 million for fiscal 2011, up 17% year-over-year.

•	Total medical and veterinary reagent disc sales of $81.4 million for fiscal 2011, up 13% year-over-year.

•	Total medical and veterinary reagent disc sales of 6.4 million units for fiscal 2011, up 12% year-over-year.

•
In fiscal 2011, total sales from our original equipment manufacturer supplied products (excluding hematology) in the veterinary market increased 74%, or $7.9 million, and by geographic location as follows: (i) in North America increased 72%, or $7.3 million, (ii) in Europe increased 103%, or $279,000, and (iii) in Asia Pacific and rest of the world increased 143%, or $327,000, in each case year-over-year.

•
Our total shareholder return on an investment in our common stock has outperformed the Russell 2000 Index and the NASDAQ Medical Equipment Securities Index over the past five year period ended March 31, 2011. The following graph assumes the investment of $100 on March 31, 2006 in our common stock, the Russell 2000 Index and the NASDAQ Medical Equipment Securities Index and assumes dividends, if any, are reinvested. No dividends have been declared on our common stock to date.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among Abaxis, Inc., the Russell 2000 Index
and the NASDAQ Medical Equipment Securities Index

	3/31/2006	3/31/2007	3/31/2008	3/31/2009	3/31/2010	3/31/2011
Abaxis, Inc.	$100.00	$107.45	$102.16	$76.01	$119.89	$127.16
Russell 2000	$100.00	$105.91	$92.14	$57.58	$93.73	$117.90
NASDAQ Medical Equipment Securities	$100.00	$99.33	$105.26	$57.67	$103.12	$111.50

Below are some of the highlights of our compensation program for our named executive officers:

•
Strong Pay-for-Performance Principles. A substantial portion of the total cash compensation of our named executive officers is variable and tied to performance measures – net sales and pre-tax income – that are designed to correlate closely with the creation of long-term shareholder value. Our Compensation Committee believes that, as executives assume greater responsibility, their compensation should be more heavily weighted toward variable elements of compensation because the performance of these officers is expected to drive achievement of strategic and financial goals that are most likely to affect shareholder value. Although our Compensation Committee does not target executive compensation to any specific percentile of our compensation peer group, it generally targets base salaries to be between the 25th and 50th percentile of our compensation peer group and at-risk performance-based cash bonus opportunities at the 75th percentile. In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases, non-performance based guaranteed bonuses or equity compensation. In addition, for fiscal 2012, we did not provide base salary increases to our executives. We estimate that our executive officer base salaries approximately align with the 25th percentile of our Compensation Peer Group which is in line with our compensation philosophy of less fixed pay and more pay at risk. (See the Compensation Discussion and Analysis for a listing of the companies in our Compensation Peer Group.)

•
Restricted Stock Units Designed for Retention. For the last several years, including fiscal 2011, the only equity awards granted by our Compensation Committee were restricted stock units, because the value of restricted stock units increases and decreases with increases and decreases in stock price after the grant date and thus ties compensation more closely to changes in shareholder value at all stock prices. During fiscal 2011, our Compensation Committee granted our named executive officers restricted stock units that vest over four years as follows: 5% after the first year of continuous employment, an additional 10% after the second year of continuous employment, an additional 15% after the third year of continuous employment and the remaining 70% after the fourth year of continuous employment. Our Compensation Committee believes that the retention of our named executive officers is key to our success and this back-loaded vesting schedule is intended to provide retention and enhance share ownership, further aligning the interests of our named executive officers with our shareholders. We believe this sort of deferred vesting schedule also helps drive a pay-for-performance culture, because if an executive fails to performs two to three years following grant, it is likely he would not be employed with our company in when the majority of vesting occurs.

•
Implementation of Performance-Based Vesting Equity Program. In light of a recent review of our executive compensation program, our Compensation Committee with the support of management, has decided to implement a performance-based vesting equity program. This new equity program would involve the annual grant of restricted stock units to executives that would vest only if certain financial and/or operating goals are achieved, as well as restricted stock units with the same time-based vesting schedule described above. We anticipate that annual restricted stock unit awards will be divided roughly equally between time-based vesting awards and performance-based vesting awards.

•
CEO Compensation. Mr. Severson’s total direct compensation in fiscal 2011 was higher than in fiscal 2010. This increase was due solely to the value of the restricted stock unit award granted to Mr. Severson in April 2010, which was granted based on a number of factors, including our financial performance over the prior year and the desired retention of Mr. Severson’s services. The Compensation Committee has historically used a fixed share guideline approach (i.e., granted 55,000 restricted stock units to our CEO in both fiscal 2010 and 2011). Thus, Mr. Severson’s total direct compensation was higher in fiscal 2011 than fiscal 2010 only because our share price on the date of grant in fiscal 2011 was higher than it was on the date of grant in fiscal 2010. This higher equity award value was offset in part by a decrease in cash compensation. Mr. Severson’s cash compensation was 12% lower in fiscal 2011 as compared to fiscal 2010. Consistent with the Compensation Committee’s and the Company’s pay-for-performance principles, in fiscal 2011, 84% of the CEO’s total compensation opportunity is performance-based and at risk (the at risk portion consisting of an annual cash incentive bonus opportunity and a restricted stock unit award). Our CEO’s pay at risk was above that of our Compensation Peer Group, which typically had an average 70% of pay at risk.

•
Change of Control Compensation. Our Executive Change of Control Severance Plan (the “Severance Plan”) is intended to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. The Severance Plan provides executives with an acceleration of outstanding stock option(s) and other unvested equity-based instruments upon the occurrence of a change of control. Additionally, the Severance Plan provides executives with two years of base salary, target bonus and certain benefits as severance compensation if the executive’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service. We believe these terms of the Severance Plan are reasonable and competitive with market practice. The Severance Plan also contains an excise tax gross-up provision intended to ensure that each executive retains the economic benefit of the change of control compensation that our Compensation Committee has determined to be appropriate and eliminate unintended disparities among individuals that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. The Severance Plan was adopted a number of years ago when excise tax gross-up provisions were a more common pay practice, but to address concerns about the amount of potential gross-up payments, our Compensation Committee capped such amount at $1 million per participant.

•
No Excessive Perquisites. We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax-gross ups for any executive perquisites.

•
No Repricing Without Shareholder Approval. Our equity plan does not permit repricing of underwater stock options held by executives or other employees without shareholder approval and, historically, we have not repriced any stock options.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable the Company’s shareholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statements. Accordingly, the Company is asking shareholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, shareholders may abstain from casting a vote. For the reasons described below, the Board recommends that the shareholders select a frequency of one year.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the shareholders once every one year.

The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on its compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change the Company’s executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. The Board of Directors believes that an annual advisory vote on executive compensation is consistent with its practice of seeking input and engaging in dialogue with shareholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and its executive compensation philosophy, policies and practices.

Accordingly, the Board is asking shareholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the shareholders and will be the alternative selected in the following resolution to be submitted to the shareholders for a vote at the annual meeting:

“RESOLVED, that the frequency of every [year][two years][three years] is hereby APPROVED as the frequency preferred by shareholders for the solicitation of advisory shareholder approval of the compensation paid to the Company’s named executive officers.”

While the Board believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the shareholders. The Board of Directors and the Compensation Committee value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board of Directors will consider the shareholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of the shareholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and has further directed that management submit the selection for ratification by the shareholders at the Annual Meeting. Burr Pilger Mayer, Inc. has audited the Company’s financial statements since its appointment on August 25, 2005. A representative of Burr Pilger Mayer, Inc. is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Burr Pilger Mayer, Inc. to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

For the fiscal years ended March 31, 2011 and 2010, our independent registered public accounting firm, Burr Pilger Mayer, Inc. billed the approximate fees set forth below. All fees included below were approved by the Audit Committee.

	Year Ended March 31,
	2011	2010
Audit Fees(1)	$640,000	$640,000
Audit-Related Fees(2)	30,000	43,000
Tax Fees	-	-
All Other Fees	-	-
Total All Fees	$670,000	$683,000
______________________________

(1)
Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of our quarterly financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2011, these services include attestation services related to the Company’s tax deferral savings plan. In fiscal 2010, these services include agreed-upon procedures and attestation services related to the Company’s tax deferral savings plan.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee has considered the role of Burr Pilger Mayer, Inc. in providing audit and audit-related services to the Company and has concluded that such services are compatible with Burr Pilger Mayer, Inc.’s role as the Company’s independent registered public accounting firm.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Burr Pilger Mayer, Inc. Although abstentions and broker “non-votes” are counted as present for purposes of a quorum, they will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2011 by (i) each of the named executive officers in the Summary Compensation Table appearing in this proxy statement; (ii) each of our directors; (iii) all of our executive officers and directors as a group and (iv) holders of at least five percent of our common stock. The persons named in the table have sole or shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Abaxis Common Stock Beneficially Owned(1)
Five Percent Holders:
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund(3)	2,971,994	13.5%
Kayne Anderson Rudnick Investment Management, LLC(4)	1,932,217	8.8%
BlackRock, Inc.(5)	1,711,110	7.8%
Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds(6)	1,661,269	7.6%
Wasatch Advisors, Inc.(7)	1,274,363	5.8%
Executive Officers:(2)
Clinton H. Severson(8)	584,369	2.7%
Vladimir E. Ostoich, Ph.D.(9)	414,313	1.9%
Alberto R. Santa Ines(10)	152,569	*
Kenneth P. Aron, Ph.D.(11)	79,162	*
Donald P. Wood(12)	4,273	*
Outside Directors:(2)
Richard J. Bastiani, Ph.D.(13)	58,900	*
Prithipal Singh, Ph.D.(14)	34,900	*
Henk J. Evenhuis(15)	21,900	*
Ernest S. Tucker, III, M.D.(16)	8,000	*
Vernon E. Altman(17)	–	–
Michael D. Casey(17)	–	–
Executive officers and directors as a group(14 persons)(18)	1,426,600	6.4%
* Less than one percent.

(1)
The percentages shown in this column are calculated based on 21,944,140 shares of common stock outstanding on August 31, 2011 and includes shares of common stock that such person or group had the right to acquire on or within sixty days after that date, including, but not limited to, upon the exercise of options.

(2)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on June 9, 2011 by Brown Capital Management, LLC, reporting sole power to vote and dispose of 1,503,944 and 2,971,994 shares, respectively; and by The Brown Capital Management Small Company Fund, reporting sole power to vote and dispose of 1,199,350 shares. The business address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 North Calvert Street, Baltimore, MD 21202.

(4)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 2, 2011 by Kayne Anderson Rudnick Investment Management, LLC, reporting sole power to vote and dispose of 1,932,217 shares. The business address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(5)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock, Inc., reporting sole power to vote and dispose of 1,711,110 shares. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2011 by both Neuberger Berman Group LLC and Neuberger Berman LLC, reporting shared power to vote and dispose of 1,359,769 and 1,661,269 shares, respectively; by Neuberger Berman Management LLC, reporting shared power to vote and dispose of 1,237,300 shares; and by Neuberger Berman Equity Funds, reporting shared power to vote and dispose of 1,211,400 shares. The business address for Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds is 605 Third Avenue, New York, NY 10158.

(7)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2011 by Wasatch Advisors, Inc., reporting sole power to vote and dispose of 1,274,363 shares. The business address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(8)	Includes:
—	523,952 shares held by Mr. Severson; and
—	60,417 shares subject to stock options exercisable by Mr. Severson within sixty days of August 31, 2011.

(9)	Includes:
—	226,980 shares held by Dr. Ostoich,
—	26,355 shares held by Dr. Ostoich’s IRA;
—	22,400 shares held by Mrs. Ostoich’s IRA;
—	116,578 shares held by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife;
—	22,000 shares subject to stock options exercisable by Dr. Ostoich within sixty days of August 31, 2011.
The total shares beneficially owned by Dr. Ostoich includes certain shares pledged as security.

(10)	Includes:
—	87,569 shares held by Mr. Santa Ines; and
—	65,000 shares subject to stock options exercisable by Mr. Santa Ines within sixty days of August 31, 2011.

(11)	Includes:
—	39,162 shares held by Dr. Aron; and
—	40,000 shares subject to stock options exercisable by Dr. Aron within sixty days of August 31, 2011.

(12)	Includes 4,273 shares held by Mr. Wood.

(13)	Includes:
—	46,900 shares held by Dr. Bastiani; and
—	12,000 shares subject to stock options exercisable by Dr. Bastiani within sixty days of August 31, 2011.

(14)	Includes:
—	30,900 shares held by Dr. Singh; and
—	4,000 shares subject to stock options exercisable by Dr. Singh within sixty days of August 31, 2011.

(15)	Includes:
—	8,900 shares held by Mr. Evenhuis; and
—	13,000 shares subject to stock options exercisable by Mr. Evenhuis within sixty days of August 31, 2011.

(16)	Reflects 8,000 shares subject to stock options exercisable by Dr. Tucker within sixty days of August 31, 2011.

(17)	There were no shares beneficially owned as of August 31, 2011.

(18)	Includes:
—	1,186,891 shares held by all executive officers and directors as a group; and
—	239,709 shares subject to stock options exercisable by all executive officers and directors as a group within sixty days of August 31, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto received by us, we believe that during the period from April 1, 2010 through March 31, 2011, our executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements applicable to these executive officers, directors and greater than 10% shareholders, except for two late filings by Mr. Achim Henkel and one late filing by Mr. Vladimir Ostoich.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives on both a short-term and long-term basis to achieve our business objectives. This program combines cash and equity awards in the proportions that we believe will motivate our executive officers to increase shareholder value over the long-term.

Our executive compensation program is designed to achieve the following objectives:

•	to align our executive compensation with our strategic business objectives;

•	to align the interests of our executive officers with both short-term and long-term shareholder interests; and

•	to place a substantial portion of our executives’ compensation at risk such that actual compensation depends on both overall company performance and individual performance.

Executive Compensation Program Objectives and Framework

Our executive compensation program has three primary components: (1) base salary, (2) annual cash incentive bonus and (3) long-term equity grants. Base salaries for our executive officers are a minimum fixed level of compensation consistent with or below competitive market practice. Annual cash incentive bonuses awarded to our executive officers are intended to incentivize and reward achievement of financial, operating and strategic objectives during the fiscal year and targets are typically set to be above market. Long-term equity grants awarded to our executive officers are designed to ensure that incentive compensation is linked to our long-term company performance, promote retention and to align our executives’ long-term interests with shareholders’ long-term interests. Our executive officers’ total potential cash compensation is heavily weighted toward annual cash incentive bonuses, because our Compensation Committee and Board of Directors believe this weighting best aligns the interests of our executive officers with that of shareholders generally and helps ensure a strong pay for performance culture.

Executive compensation is reviewed annually by our Compensation Committee and Board of Directors, and adjustments are made to reflect company objectives and competitive conditions. We also offer our executive officers participation in our 401(k) plan, health care insurance, flexible spending accounts and certain other benefits available generally to all full-time employees.

Role of Our Compensation Committee

Our Compensation Committee, which operates under a written charter adopted by the Board of Directors, is primarily responsible for reviewing and recommending to the Board of Directors for approval the compensation arrangements for our executive officers and directors. In carrying out these responsibilities, the Compensation Committee shall review all components of executive officer and director compensation for consistency with the Compensation Committee’s compensation philosophy as in effect from time to time. In connection with their review and recommendations, our Compensation Committee also considers the recommendations of our Chief Executive Officer, Mr. Clinton Severson. Our Compensation Committee gives considerable weight to Mr. Severson’s recommendations because of his direct knowledge of each executive officer’s performance and contribution to our financial performance. However, Mr. Severson does not participate in the determination of his own compensation. No other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation, except the Company’s Chief Financial Officer as discussed below. Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation.

Our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. The Compensation Committee then presents its recommendation for executive compensation to the Board of Directors for final review and approval. Typically, these recommendations are made to our Board of Directors by the first quarter of the ensuing fiscal year.

From time to time, our Compensation Committee may engage an independent compensation advisor to obtain competitive compensation data. In May 2008, our Compensation Committee engaged an independent compensation consulting firm, Watson Wyatt, to prepare competitive benchmarking studies, and advise the Compensation Committee on compensation for executives in similarly-situated companies. During fiscal 2011, we did not engage another compensation consultant, or request additional recommendations from Watson Wyatt, in connection with our determination of fiscal 2011 or fiscal 2012 executive compensation because our Compensation Committee and Board of Directors determined that many of the prior recommendations made by Watson Wyatt continued to be relevant for fiscal 2011 and fiscal 2012. Our Compensation Committee and Board of Directors may engage compensation consultants in the future as they deem it to be necessary or appropriate.

Competitive Benchmarking

In May 2011, our Compensation Committee engaged Pay Governance, an independent executive compensation advisor, to review our executive and board compensation programs. Pay Governance, with input from the Compensation Committee, updated the comparative frame of reference that resulted in a group of 17 companies (the “Compensation Peer Group”). This Compensation Peer Group represented similarly-situated medical device and diagnostic companies that were identified by Pay Governance as companies with similar financial growth and as competitors for executive talent. The following companies comprised the Compensation Peer Group:

Abiomed	ICU Medical	Palomar Medical Technologies
Angiodynamics	Kensey Nash	Quidel
Cepheid	Luminex	Surmodics
Conceptus	Meridian Bioscience	Thoratec
Cutera	Neogen	Volcano
Genomic Health	Orasure Technologies

The Compensation Committee believes that the Compensation Peer Group is appropriate and commensurate with that of the Company – overall revenue, market capitalization, and profitability positioned our company at the 60th percentile of the group. The market data obtained regarding the Compensation Peer Group, which the Compensation Committee may modify, will be considered by the Compensation Committee in its fiscal 2013 executive compensation decisions. In addition to benchmarking compensation, Pay Governance will conduct a Chief Executive Officer pay and performance assessment to ensure that our Chief Executive Officer’s realizable pay is aligned with actual company performance.

Compensation Determinations

The Compensation Committee did not target executive compensation in fiscal 2011 to any specific benchmarks, but did generally target total compensation to be competitive with companies with similar financial growth rates based on the compensation information for the peer company analysis of executive officers prepared in May 2008. In addition to any competitive benchmarks the Compensation Committee deems relevant, the Compensation Committee also considers the recommendations from our Chief Executive Officer regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels, an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience.

Elements of Compensation

Base Salary

We provide an annual base salary to each of our executive officers, including each of the named executive officers listed on the Summary Compensation Table below (the “Named Executive Officers”). Each base salary is reviewed annually by the Compensation Committee and adjusted for the ensuing year based on both (i) an evaluation of individual job performance during the prior year, and (ii) an evaluation of the compensation levels of similarly-situated executive officers compared with our compensation studies of companies in our compensation peer group and in our industry generally.

In determining fiscal 2011 and 2012 base salaries for our Named Executive Officers, our Compensation Committee generally targeted salaries to be between the 25th and 50th percentile of our compensation peer group. Our Compensation Committee considered this 25th and 50th percentile range as a general guideline for the appropriate level of potential salaries, but did not attempt to specifically match this or any other percentile. Our Compensation Committee also considered the recommendations of the Chief Executive Officer regarding the compensation of each of the Named Executive Officers who reported directly to him. However, the Compensation Committee and our Board of Directors did not base their considerations on any single factor but rather considered a mix of factors and evaluated individual salaries against that mix.

Our Board of Directors set salaries for fiscal 2011 and 2012 after considering a peer company analysis of total compensation for executive officers prepared in May 2008 by Watson Wyatt and the recommendations of the Compensation Committee. In determining fiscal 2011 base salaries for our Named Executive Officers, our Compensation Committee recommended to the Board of Directors that we increase base salaries in amounts designed to reward executives for their performance in the prior year while maintaining base salaries at an appropriately competitive level. For fiscal 2012 base salaries, our Compensation Committee recommended not to increase base salaries for our Named Executive Officers because they believed that base salaries were at an appropriately competitive level and that the Named Executive Officers’ bonus opportunity provided competitive compensation to ensure strong company performance. Our Compensation Committee did not use any specific formula based on the factors described above to determine the final base salary levels for each Named Executive Officer.

Based on the recommendations of the Compensation Committee, our Board of Directors approved the following base salaries (effective July 2010 for fiscal 2011 and April 2011 for fiscal 2012) for our Named Executive Officers:

Named Executive Officer	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary
Clinton H. Severson	$375,000	$375,000
Alberto R. Santa Ines	$208,000	$208,000
Kenneth P. Aron, Ph.D.	$218,000	$218,000
Vladimir E. Ostoich, Ph.D.	$218,000	$218,000
Donald P. Wood	$208,000	$208,000

Fiscal 2011 and 2012 base salary increases for the Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2011 Percent Increase In Base Salary from Fiscal 2010	Fiscal 2012 Percent Increase In Base Salary from Fiscal 2011
Clinton H. Severson	4.2%	-%
Alberto R. Santa Ines	4.0%	-%
Kenneth P. Aron, Ph.D.	3.8%	-%
Vladimir E. Ostoich, Ph.D.	3.8%	-%
Donald P. Wood	4.0%	-%

Annual Cash Incentive Bonus

Our annual cash incentive bonus program is an “at-risk” compensation arrangement designed to provide market competitive cash incentive opportunities that reward our executive officers for the achievement of key financial performance goals. Most importantly, the program is structured to achieve our overall objective of tying this element of compensation to the attainment of company performance goals that will create shareholder value.

Our annual cash incentive bonus paid to each executive officer, including each of our Named Executive Officers, is primarily based upon the Company achieving two equally-weighted financial performance goals, quarterly net sales and quarterly pre-tax income. Additionally, the bonus targets established by the Compensation Committee are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met. The bonus targets require executive officers to increase annual corporate financial performance during the applicable fiscal year, compared to our previous year’s actual financial results. Accordingly, meeting the bonus targets, especially given the global business environment, requires executive officers to improve financial performance on a year-over-year basis and, thus, a substantial portion of our executive officers’ compensation is at risk if corporate financial results are not achieved during a particular fiscal year. In addition to meeting financial goals, we must not exceed a certain failure rate on our reagents discs in order for cash incentives to be paid to our executive officers. However, our Compensation Committee has the discretion to grant bonuses even if these performance goals are not met.

For fiscal 2011 and 2012, our Compensation Committee generally targeted total cash compensation to be at or above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this 75th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile. For fiscal 2011, our Compensation Committee recommended to our Board of Directors that we maintain the target bonuses from fiscal 2010 for the Named Executive Officers. In April 2010, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2011 target bonus levels for our executive officers. The following table summarizes the fiscal 2011 target bonus amounts and the bonus amounts awarded for fiscal 2011 performance for our Named Executive Officers:

Named Executive Officer	Fiscal 2011 Target Bonus	Fiscal 2011 Bonus Awarded
Clinton H. Severson	$525,000	$488,251
Alberto R. Santa Ines	$300,000	$279,000
Kenneth P. Aron, Ph.D.	$300,000	$279,000
Vladimir E. Ostoich, Ph.D.	$300,000	$279,000
Donald P. Wood	$300,000	$279,000

Payment of the target bonus is equally weighted between achievement of our quarterly net sales performance goal and our quarterly pre-tax income performance goal. For fiscal 2011, bonuses were earned for the first, second and third quarter only if we achieved at least 90% of either of our pre-established quarterly net sales and/or quarterly pre-tax income goals and also met certain operational goals set by the Compensation Committee. Bonuses were earned in the fourth quarter based on the annual, rather than quarterly, achievement of at least 90% of either of our pre-established annual net sales and/or pre-tax income goals for the year and also met certain operational goals set by the Compensation Committee. After the initial threshold is met, the amount of the target bonus paid is based on a sliding scale relative to the proportionate achievement of the performance goals. If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus. For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus. The maximum potential bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows: 15% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 35% in the fourth quarter. At the end of the fourth quarter, the final amount of the bonus earned will be adjusted to reflect overall performance against the year. For the Named Executive Officers, the financial targets for fiscal 2011 were based on the company’s total annual net sales and total annual pre-tax income goals. Based on these pre-established goals, our Named Executive Officers received 93.0% of their target bonus awards for fiscal 2011. The targets and actual results are summarized below.

	Fiscal 2011 Target Bonus	Fiscal 2011 Actual Results
Net Sales	$141.3 million	$143.7 million
Pre-tax Income	$24.5 million	$23.6 million

For fiscal 2012, our Compensation Committee determined that it would maintain the target bonuses from fiscal 2011 for the Named Executive Officers. The target bonus level for the Named Executive Officers is designed to maintain total compensation at an appropriately competitive level in the industry. In April 2011, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2012 target bonus levels for our executive officers. The following table summarizes the fiscal 2012 target bonus amounts for our Named Executive Officers:

Named Executive Officer	Fiscal 2012 Target Bonus
Clinton H. Severson	$525,000
Alberto R. Santa Ines	$300,000
Kenneth P. Aron, Ph.D.	$300,000
Vladimir E. Ostoich, Ph.D.	$300,000
Donald P. Wood	$300,000

We expect payment of the target bonus, as identified above, to continue to be equally weighted at 50% for achievement of our quarterly net sales performance goal and 50% for achievement of our quarterly pre-tax income performance goal. For fiscal 2012, bonuses will be paid in the same payout structure as the fiscal 2011 bonus discussed above, with the exception of higher financial targets. Our Compensation Committee has the discretion to adjust the parameters and performance goals for payment of these annual performance bonuses.

We do not currently have a formal policy regarding adjustments or recovery of awards or payments following a restatement of financial performance targets. In such a circumstance, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement. The Dodd-Frank Wall Street Reform and Consumer Protection of Act of 2010 further expanded the reach of mandatory recoupment policies though the Securities and Exchange Commission has yet to provide final guidance. We will ensure to be compliant with any final recoupment policies.

Long-term Equity Incentive Compensation

Under our 2005 Equity Incentive Plan, we are permitted to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance cash awards, performance shares, performance units, deferred compensation awards or other share-based awards. Beginning in fiscal 2007, we began granting restricted stock units to our executive officers in lieu of other forms of equity-based grants. Prior to fiscal 2007, equity-based grants to our executive officers comprised solely of stock options. Equity grants to our Named Executive Officers in fiscal 2011 and fiscal 2012 are discussed below. We do not currently have stock ownership guidelines for our executive officers.

Stock Options

Prior to fiscal 2007, a substantial portion of our executive compensation arrangement consisted of long-term incentive grants, comprising of stock options. Starting in fiscal 2007, we decided to grant another type of equity-based awards, other than stock options because stock options were highly dilutive and the Company incurs an expense upfront even though executives did not necessarily realize any value when the stock options are out-of-the-money.

Restricted Stock Units

Fiscal 2011 Restricted Stock Unit Grants. In fiscal 2007, we granted restricted stock units with performance acceleration. Our Board of Directors believed that this form of long-term equity incentive would help ensure executive retention and more directly link executive pay to company financial performance. The four-year time-based vesting of the restricted stock units granted in fiscal 2007 accelerates if certain performance criteria are exceeded during the performance period. To date, none of the very challenging performance-based milestones required for acceleration, related to the fiscal 2007 grants, has been achieved and the related restricted stock unit grants have been fully vested based on time-based vesting. The Compensation Committee approves all restricted stock unit grants to our Named Executive Officers and other executive officers.

In April 2010, for our Named Executive Officers and upon the recommendation of the Compensation Committee, our Board of Directors granted 55,000 restricted stock units to our Chief Executive Officer and 25,000 restricted stock units to each of our other Named Executive Officers. The value of these equity grants was approximately $1,416,800 for our Chief Executive Officer and approximately $644,000 for each of our other Named Executive Officers. The Compensation Committee believed that these grants of restricted stock units were appropriate based on our financial performance over the prior year. The four-year time-based vesting terms of the fiscal 2011 restricted stock unit awards are as follows:

•	five percent vesting after the first year of continuous employment;

•	additional ten percent after the second year of continuous employment;

•	additional 15 percent after the third year of continuous employment; and

•	the remaining 70 percent after the fourth year of continuous employment.

Time-based vesting terms is intended to provide retention for our executive officers as the awards vest based on continuous employment. Unlike the fiscal 2007 restricted stock units, these restricted stock units are not subject to performance-based acceleration. Our Compensation Committee believed that retention of the Named Executive Officers was key to our success and that these additional restricted stock units would be more likely, given the time-based vesting schedule of the restricted stock units, to maximize retention of our Named Executive Officers without performance-based acceleration milestones. Furthermore, the Compensation Committee believes that our restricted stock grants will enhance executive share ownership further aligning their interests with that of shareholders.

Fiscal 2012 Restricted Stock Unit Grants. In April 2011, after considering an analysis of total compensation for our Named Executive Officers and upon the recommendation of the Compensation Committee, our Board of Directors granted 55,000 restricted stock units to our Chief Executive Officer and 25,000 restricted stock units to each of our other Named Executive Officers. The Compensation Committee believed that these grants of restricted stock units were appropriate based on our financial performance over the prior year. The fiscal 2012 restricted stock unit awards vest, based on time-based vesting terms, in the same manner as the fiscal 2011 restricted stock unit awards discussed above.

Other Compensation and Benefits

We do not provide any of our executive officers with any material perquisites. Currently, all benefits offered to our executive officers, including an opportunity to participate in our 401(k) plan, medical, dental, vision, life insurance, disability coverage, long-term care insurance benefits and flexible spending accounts, are also available on a non-discriminatory basis to other full-time employees. We also provide vacation and other paid holidays to all full-time employees, including our Named Executive Officers.

Employment Agreements

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Change in Control Agreements

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Severance Plan. The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include the Company’s senior managers who are selected by the Board of Directors. In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and designated the following current executive officers as participants in the Severance Plan: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Donald P. Wood, our Chief Operations Officer; and Martin V. Mulroy, our Vice President of Animal Health Sales and Marketing for North America. In October 2009, our Board of Directors also designated the following executive officers as participants in the Severance Plan: Brenton G.A. Hanlon, our Vice President of Medical Sales and Marketing for North America and Achim Henkel, our Managing Director of Abaxis Europe GmbH.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of the Company) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•
on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•
payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, the Company’s benefits shall be secondary to those provided under such other plan;

•
reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under the Company’s plans into individual policies following termination; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Code, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Tax Considerations

Deductibility of Executive Compensation

We have considered the provisions of Section 162(m) of the Code and related Treasury Regulations that restrict deductibility of executive compensation paid to our Named Executive Officers and our other executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing of various decisions by officers regarding stock options) that are beyond the control of both the Company and our Compensation Committee. In addition, our Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, our Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. Our Compensation Committee will continue to consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for fiscal 2011, 2010 and 2009, the compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at March 31, 2011 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Clinton H. Severson	2011	370,385	-	1,416,800	-	488,251	11,160	(4)	2,286,596
President, Chief Executive Officer	2010	360,000	-	833,250	-	611,626	12,168	(4)	1,817,044
and Chairman of the Board	2009	355,770	-	1,250,000	-	226,406	9,311	(4)	1,841,487
Alberto R. Santa Ines	2011	205,538	-	644,000	-	279,000	9,967	(5)	1,138,505
Chief Financial Officer and Vice	2010	200,000	-	378,750	-	349,500	11,456	(5)	939,706
President of Finance	2009	197,115	-	500,000	-	129,375	8,949	(5)	835,439
Kenneth P. Aron, Ph.D.	2011	215,539	-	644,000	-	279,000	22,462	(6)	1,161,001
Chief Technology Officer	2010	210,000	-	378,750	-	349,500	22,471	(6)	960,721
	2009	206,730	-	500,000	-	129,375	19,585	(6)	855,690
Vladimir E. Ostoich, Ph.D.	2011	215,539	-	644,000	-	279,000	17,568	(7)	1,156,107
Vice President of Government	2010	210,000	-	378,750	-	349,500	17,917	(7)	956,167
Affairs and Vice President of	2009	208,654	-	500,000	-	129,375	14,552	(7)	852,581
Marketing for the Pacific Rim
Donald P. Wood	2011	205,538	-	644,000	-	279,000	17,518	(9)	1,146,056
Chief Operations Officer (8)	2010	196,923	-	378,750	-	349,500	17,934	(9)	943,107

(1)
Awards consist of restricted stock units granted to the Named Executive Officer in the fiscal year specified. Amounts listed in this column represent the grant date fair value of the awards granted in the fiscal year indicated as computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation” (“ASC 718”). Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 13, 2011.

(2)
Represents aggregate cash performance bonuses earned during each fiscal year based on achievement of corporate financial performance goals, as described under “Executive Compensation – Compensation Discussion and Analysis” above. These bonuses were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals for that quarter. Amounts do not include bonuses paid during a fiscal year, with respect to bonuses earned in a prior fiscal year.

(3)	Amounts listed are based upon our actual costs expensed in connection with such compensation.

(4)
In fiscal 2011, consists of $5,191 in supplemental health plan expenses reimbursed by us, $648 in group life insurance paid by us, $616 in disability insurance premiums paid by us, $111 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2010, consists of $4,769 in supplemental health plan expenses reimbursed by us, $648 in group life insurance paid by us, $626 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2009, consists of $4,652 in supplemental health plan expenses reimbursed by us, $648 in group life insurance paid by us, $626 in disability insurance premiums paid by us and $3,385 in matching contributions made by us to Mr. Severson’s 401(k) account.

(5)
In fiscal 2011, consists of $4,323 in supplemental health plan expenses reimbursed by us, $445 in group life insurance paid by us, $477 in disability insurance premiums paid by us, $128 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2010, consists of $4,419 in supplemental health plan expenses reimbursed by us, $432 in group life insurance paid by us, $480 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2009, consists of $4,652 in supplemental health plan expenses reimbursed by us, $432 in group life insurance paid by us, $480 in disability insurance premiums paid by us and $3,385 in matching contributions made by us to Mr. Santa Ines’ 401(k) account.

(6)
In fiscal 2011, consists of $16,826 in supplemental health plan expenses reimbursed by us, $467 in group life insurance paid by us, $500 in disability insurance premiums paid by us, $75 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2010, consists of $15,388 in supplemental health plan expenses reimbursed by us, $454 in group life insurance paid by us, $504 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2009, consists of $14,959 in supplemental health plan expenses reimbursed by us, $451 in group life insurance paid by us, $502 in disability insurance premiums paid by us and $3,673 in matching contributions made by us to Dr. Aron’s 401(k) account.

(7)
In fiscal 2011, consists of $11,920 in supplemental health plan expenses reimbursed by us, $467 in group life insurance paid by us, $500 in disability insurance premiums paid by us, $150 in long-term care insurance premiums paid by us and $4,531 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2010, consists of $10,897 in supplemental health plan expenses reimbursed by us, $454 in group life insurance paid by us, $504 in disability insurance premiums paid by us and $6,062 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2009, consists of $10,599 in supplemental health plan expenses reimbursed by us, $451 in group life insurance paid by us, $502 in disability insurance premiums paid by us and $3,000 in matching contributions made by us to Dr. Ostoich’s 401(k) account.

(8)	Mr. Wood was not a Named Executive Officer for fiscal 2009.

(9)
In fiscal 2011, consists of $11,920 in supplemental health plan expenses reimbursed by us, $445 in group life insurance paid by us, $477 in disability insurance premiums paid by us, $82 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2010, consists of $10,897 in supplemental health plan expenses reimbursed by us, $432 in group life insurance paid by us, $480 in disability insurance premiums paid by us and $6,125 in matching contributions made by us to Mr. Wood’s 401(k) account.

Salary and Bonus in Proportion to Total Compensation. The following table sets forth the percentage of base salary and annual cash incentive bonus earned by each Named Executive Officer as a percentage of total compensation for fiscal 2011.

Named Executive Officer	Base Salary As a Percentage of Total Compensation	Annual Cash Incentive Bonus As a Percentage of Total Compensation
Clinton H. Severson	16%	21%
Alberto R. Santa Ines	18%	25%
Kenneth P. Aron, Ph.D.	19%	24%
Vladimir E. Ostoich, Ph.D.	19%	24%
Donald P. Wood	18%	24%

CEO Employment Agreement. In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described above in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Grants of Plan-Based Awards in Fiscal 2011

The following table sets forth the grants of plan-based awards to our Named Executive Officers during fiscal 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (2)	Awards ($) (3)
Clinton H. Severson
Annual cash incentive bonus		131,250	525,000	1,050,000
Restricted stock units	5/3/2010							55,000	1,416,800
Alberto R. Santa Ines
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/3/2010							25,000	644,000
Kenneth P. Aron, Ph.D.
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/3/2010							25,000	644,000
Vladimir E. Ostoich, Ph.D.
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/3/2010							25,000	644,000
Donald P. Wood
Annual cash incentive bonus		75,000	300,000	600,000
Restricted stock units	5/3/2010							25,000	644,000

(1)
Actual cash performance bonuses, which were approved by the Board of Directors upon recommendation by the Compensation Committee based on achievement of corporate financial performance goals for fiscal 2011, were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals. Actual cash performance bonuses are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)
Each of the equity-based awards reported in the “Grants of Plan-Based Awards” table was granted under, and is subject to, the terms of our 2005 Equity Incentive Plan. The time-based vesting schedule of restricted stock unit grants during fiscal 2011 is described above in “Restricted Stock Units.”

(3)
Represents the fair value of the restricted stock unit award on the date of grant, pursuant to ASC 718. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 13, 2011.

Outstanding Equity Awards at Fiscal Year End 2011

The following table shows, for the fiscal year ended March 31, 2011, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Clinton H. Severson	10,417	-	3.85	4/22/2013
	50,000	-	21.65	4/20/2014
							35,000	(4)	1,009,400
							42,500	(4)	1,225,700
							52,250	(4)	1,506,890
							55,000	(4)	1,586,200

Alberto R. Santa Ines	37,432	-	3.00	7/23/2012
	25,000	-	3.85	4/22/2013
	40,000	-	21.65	4/20/2014
							14,000	(4)	403,760
							17,000	(4)	490,280
							23,750	(4)	684,950
							25,000	(4)	721,000

Kenneth P. Aron, Ph.D.	40,000	-	21.65	4/20/2014
							14,000	(4)	403,760
							17,000	(4)	490,280
							23,750	(4)	684,950
							25,000	(4)	721,000

Vladimir E. Ostoich, Ph.D.	40,000	-	3.85	4/22/2013
	22,000	-	21.65	4/20/2014
							14,000	(4)	403,760
							17,000	(4)	490,280
							23,750	(4)	684,950
							25,000	(4)	721,000

Donald P. Wood							14,000	(4)	403,760
							17,000	(4)	490,280
							23,750	(4)	684,950
							25,000	(4)	721,000

(1)
Options granted to the Named Executive Officers expire ten years after the grant date. All options vest one-fourth on the first anniversary date of grant and vests at a rate of 1/48th for each full month thereafter. The options listed are now vested in full.

(2)	Represents the fair value of our common stock on the grant date of the option.

(3)	The value of the equity award is based on the closing price of our common stock of $28.84 on March 31, 2011, as reported on the Nasdaq Global Select Market.

(4)
The four-year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest after the first year; ten percent of the shares vest after the second year; 15 percent of the shares vest after the third year; and 70 percent of the shares vest after the fourth year.

Option Exercises and Stock Vested in Fiscal 2011

The following table shows all shares of common stock acquired upon exercise of stock options and value realized upon exercise, and all stock awards vested and value realized upon vesting, held by our Named Executive Officers during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clinton H. Severson	150,000	3,497,943	78,250	2,012,920
Alberto R. Santa Ines	-	-	20,250	520,520
Kenneth P. Aron, Ph.D.	45,125	768,469	20,250	520,520
Vladimir E. Ostoich, Ph.D.	9,500	218,168	20,250	520,520
Donald P. Wood	-	-	6,250	154,630

(1)
The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, as reported on the Nasdaq Global Select Market, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting of restricted stock units equals the fair market value of our common stock on the settlement date, multiplied by the number of shares that vested.

Severance and Change in Control Agreements

Employment Agreement

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Executive Change of Control Severance Plan”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Executive Change of Control Severance Plan

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include the Company’s senior managers who are selected by the Board of Directors. In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Code and designated the following current executive officers as participants in the Severance Plan: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Donald P. Wood, our Chief Operations Officer; and Martin V. Mulroy, our Vice President of Animal Health Sales and Marketing for

North America. In October 2009, our Board of Directors also designated the following executive officers as participants in the Severance Plan: Brenton G.A. Hanlon, our Vice President of Medical Sales and Marketing for North America and Achim Henkel, our Managing Director of Abaxis Europe GmbH.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of the Company) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•
on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•
payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, the Company’s benefits shall be secondary to those provided under such other plan;

•
reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under the Company’s plans into individual policies following termination; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Code, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Incentive Plans

Under our 2005 Equity Incentive Plan (the “2005 Plan”), in the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights that are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. Our Compensation Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes our Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by our Compensation Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other share-based award held by a participant upon such conditions and to such extent as determined by our Compensation Committee. It is currently anticipated that awards granted to executive officers will accelerate fully on a change of control. The vesting of non-employee director awards granted under the 2005 Plan automatically will accelerate in full upon a change in control.

All outstanding stock options under our 1992 Outside Directors' Stock Option Plan (the “Directors Plan”) are fully vested and no additional options will be granted under the Directors Plan. Our Directors Plan provides that, in the event of a transfer of control of the company, the surviving, continuing, successor or purchasing corporation or a parent corporation thereof, as the case may be, shall either assume our rights and obligations under stock option agreements outstanding under our option plans or substitute options for the acquiring corporation’s stock for such outstanding options. Any options that are neither assumed by the acquiring corporation, nor exercised as of the date of the transfer of control, shall terminate effective as of the date of the transfer of control.

As described above, certain additional compensation is payable to a Named Executive Officer (i) if his employment was involuntarily terminated without cause, (ii) upon a change in control or (iii) if his employment was terminated involuntarily following a change in control. The amounts shown in the table below assume that such termination was effective as of March 31, 2011, and do not include amounts in which the Named Executive Officer had already vested as of March 31, 2011. The actual compensation to be paid can only be determined at the time of the change in control and/or a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (1)		Change In Control (No Termination)	Involuntary Termination Without Cause Following a Change In Control (2)
Clinton H. Severson
Salary and bonus	$1,800,000		-	$1,800,000
Vesting of restricted stock units (3)	$5,328,190		$5,328,190	$5,328,190
Health and welfare benefits	$13,132	(4)	-	$13,132	(4)
Excise tax reimbursement (6)	-		-	-
Total	$7,141,322		$5,328,190	$7,141,322
Alberto R. Santa Ines
Salary and bonus	-		-	$1,016,000
Vesting of restricted stock units (3)	-		$2,299,990	$2,299,990
Health and welfare benefits	-		-	$10,490	(5)
Excise tax reimbursement (6)	-		-	$282,882
Total	-		$2,299,990	$3,609,362
Kenneth P. Aron, Ph.D.
Salary and bonus	-		-	$1,036,000
Vesting of restricted stock units (3)	-		$2,299,990	$2,299,990
Health and welfare benefits	-		-	$35,586	(5)
Excise tax reimbursement (6)	-		-	$80,351
Total	-		$2,299,990	$3,451,927
Vladimir E. Ostoich, Ph.D.
Salary and bonus	-		-	$1,036,000
Vesting of restricted stock units (3)	-		$2,299,990	$2,299,990
Health and welfare benefits	-		-	$25,774	(5)
Excise tax reimbursement (6)	-		-	$99,355
Total	-		$2,299,990	$3,461,119
Donald P. Wood
Salary and bonus	-		-	$1,016,000
Vesting of restricted stock units (3)	-		$2,299,990	$2,299,990
Health and welfare benefits	-		-	$25,684	(5)
Excise tax reimbursement (7)	-		-	$399,996
Total	-		$2,299,990	$3,741,670

(1)
Amounts relate to payments to Mr. Severson based on the aggregate of two years of salary, bonus, unvested restricted stock units and benefits if his employment with us is terminated for any reason other than cause (as defined in Mr. Severson’s amended and restated employment agreement effective October 2010).

(2)	Amounts assume that the Named Executive Officer was terminated without cause or due to constructive termination during the 18-month period following a change in control.

(3)
The value of the restricted stock unit assumes that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $28.84 on March 31, 2011, as reported on the Nasdaq Global Select Market.

(4)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability, life insurance and long-term care benefits.

(5)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability and life insurance benefits.

(6)	For purposes of computing the excise tax reimbursement payments, base amount calculations are based on the Named Executive Officer’s taxable wages for fiscal years 2007 through 2011.

(7)	For purposes of computing the excise tax reimbursement payments, base amount calculations are based on Mr. Wood’s taxable wages for fiscal years 2008 through 2011, when he joined us in fiscal 2008.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors for fiscal 2011.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	All Other Compensation ($)	Total ($)
Richard J. Bastiani, Ph.D.	28,500	56,672	-	-	85,172
Michael D. Casey (5)	10,750	52,206	-	-	62,956
Henk J. Evenhuis	31,500	56,672	-	-	88,172
Prithipal Singh, Ph.D.	26,500	56,672	-	-	83,172
Ernest S. Tucker, III, M.D.	21,250	56,672	-	-	77,922

(1)
Clinton H. Severson, our Chief Executive Officer and Director, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director. The compensation received by Mr. Severson as an employee is shown in the “Summary Compensation Table” above.

(2)
Each non-employee director listed in the table above was granted an award of 2,200 restricted stock units on May 3, 2010 under our 2005 Plan, except for Mr. Casey who was granted an award of 2,200 restricted units on October 28, 2010, when he was elected as a director in October 2010. Amounts listed in this column represent the grant date fair value of the awards in accordance with ASC 718. Amounts shown do not reflect whether the non-employee director has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 13, 2011. No stock awards were forfeited by our non-employee directors during fiscal 2011.

(3)	As of March 31, 2011, each of our non-employee directors held 2,200 shares of unvested restricted stock units.

(4)
No options were awarded to our non-employee directors in fiscal 2011, 2010 or 2009. As of March 31, 2011, the non-employee directors held the following number of outstanding options: Dr. Bastiani, 16,000; Mr. Evenhuis, 13,000; Dr. Singh, 4,000; and Dr. Tucker, 8,000 shares. Mr. Casey did not hold any outstanding options as of March 31, 2011.

(5)	Mr. Casey was elected as a director in October 2010.

Cash Compensation Paid to Board Members

During fiscal 2011, all non-employee directors received an annual retainer of $12,000, pro-rated based on the period of services provided by the non-employee director. The non-employee Chairs of our Audit Committee and Compensation Committee received an annual supplement of $5,000 and $2,000, respectively. Our non-employee directors each received $1,250 per board meeting attended and $1,000 per committee meeting attended. We also reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending board and committee meetings. Directors who are employees receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors are eligible to receive awards under the 2005 Plan, but such awards are discretionary and not automatic. In fiscal 2011, 2010 and 2009, each non-employee director received an annual equity award of 2,200, 2,200 and 1,500, respectively, restricted stock units granted under the 2005 Plan, for the services provided by the non-employee director during the respective period. Each award of restricted stock units represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of common stock equal to the number of units vesting on such date. Subject to the director’s continued service with us through the applicable vesting date, each restricted stock unit award will vest in full 12 months after the grant date. Under the terms of the 2005 Plan, the vesting of each non-employee director restricted stock unit award will also be accelerated in full in the event of a “change in control,” as defined in the 2005 Plan.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

During the fiscal year ended March 31, 2011, there was not, nor is there any currently proposed transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any executive officer, director or holder of more than 5% of any class of voting securities of the Company and members of that person’s immediate family had or will have a direct or indirect material interest, other than as set forth in the “Summary Compensation Table” above.

Indemnification Agreements

We generally enter into indemnity agreements with our directors and certain of our executive officers. These indemnity agreements require us to indemnify these individuals to the fullest extent permitted by law.

Related-Person Transactions Policy and Procedures

Pursuant to the requirements set forth in the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties. We do not have any additional written procedures governing the process for addressing related-person transactions. However, in approving or rejecting proposed transactions, our audit committee generally considers the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing standards, as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Altman, Mr. Casey, Mr. Evenhuis and Drs. Bastiani, Singh and Tucker. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s

Chairman, President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Company shareholders may be “householding” proxy materials. A single set of annual meeting materials may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request to Abaxis, Inc., Alberto R. Santa Ines, Chief Financial Officer and Secretary, 3240 Whipple Road, Union City, California 94587 or contact Alberto R. Santa Ines at 1-510-675-6500. Shareholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Chief Financial Officer and Secretary

September 20, 2011

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2011 is available without charge upon written request to: Investor Relations, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 26, 2011.

Vote by Internet
● Log on to the Internet and go to www.investorvote.com/ABAX
● Follow the steps outlined on the secured website.

Vote by telephone
● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	● Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.  Proposals — The Board of Directors recommends a vote FOR all the nominees listed, for Proposals 2 and 4 and for ONE YEAR on Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Clinton H. Severson *	☐	☐	02 - Richard J. Bastiani, Ph.D. *	☐	☐	03 - Michael D. Casey *	☐	☐
	04 - Henk J. Evenhuis *	☐	☐	05 - Prithipal Singh, Ph.D. *	☐	☐	06 - Vernon E. Altman *	☐	☐

* each to serve until the 2012 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

Proposal 2:  To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.
For ☐	Against ☐	Abstain ☐

Proposal 3:  To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.
One Year ☐	Two Years ☐	Three Years ☐	Abstain ☐

Proposal 4:  To ratify the appointment of Burr Pilger Mayer, Inc. as the independent registered public accounting firm of Abaxis, Inc. for the fiscal year ending March 31, 2012.
For ☐	Against ☐	Abstain ☐

B.  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign here exactly as your name(s) appears on your stock certificate.  If shares of stock are held jointly, both or all of such persons should sign.  Corporate or partnership proxies should be signed in full corporate name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.  Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Abaxis, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 26, 2011

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc. a California corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis, Inc. to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, on Wednesday, October 26, 2011, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2011 Annual Meeting of Shareholders of Abaxis, Inc. (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, FOR “ONE YEAR” IN PROPOSAL 3 AND IN THE DISCRETION OF THE PROXYHOLDERS UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

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